                                        Exhibit 10.2

FIFTH AMENDMENT TO FIRST AMENDED AND RESTATED LOAN AGREEMENT
Fifth Amendment to First Amended and Restated Loan Agreement, dated the 14th day of July, 2015, by and among Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), the Banks (as defined in the Loan Agreement (as hereinafter defined)), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as administrative agent for the Banks (in such capacity, the "Agent"), and PNC Bank, National Association, a national banking association, in its capacity as syndication agent for the Banks (in such capacity, the "Syndication Agent") (this "Fifth Amendment").
W I T N E S S E T H:
WHEREAS, pursuant to that certain First Amended and Restated Loan Agreement, dated July 18, 2013, by and among the Borrower, the Banks party thereto, the Agent, and the Syndication Agent, as amended by that certain: (i) First Amendment to First Amended and Restated Loan Agreement, dated July 29, 2014, by and among the Borrower, the Banks party thereto, the Agent, and the Syndication Agent; (ii) Second Amendment to First Amended and Restated Loan Agreement, dated July 29, 2014, by and among the Borrower, the Banks party thereto, the Agent, and the Syndication Agent; (iii) Third Amendment to First Amended and Restated Loan Agreement, dated September 15, 2014, by and among the Borrower, the Banks party thereto, the Agent, and the Syndication Agent; and (iv) and Fourth Amendment to First Amended and Restated Loan Agreement, dated May 29, 2015, by and among the Borrower, the Banks party thereto, the Agent, and the Syndication Agent (as may be further amended, modified, supplemented or restated from time to time, the "Loan Agreement"), the Banks agreed, among other things, to extend a revolving credit facility to the Borrower in an aggregate principal amount not to exceed Nine Hundred Million and 00/100 Dollars ($900,000,000.00);
WHEREAS, the Borrower desires to amend certain provisions of the Loan Agreement, and the Banks and Agent shall permit such amendments pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.            All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.
2.            Section 1.01 of the Loan Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:
"Applicable Margin" shall mean the Applicable Libor Margin, the Applicable Base Rate Margin, the Senior Leverage Applicable Libor Margin or the Senior Leverage Applicable Base Rate Margin, as the case may be.

"Applicable Rate" shall mean, as of the date of determination, the Base Rate plus the Applicable Base Rate Margin, the Libor Rate plus the Applicable Libor Margin, the Base Rate plus the Senior Leverage Applicable Base Rate Margin, the Libor Rate plus the Senior Leverage Applicable Libor Margin or the Swing Line Rate, as the case may be.
"Change of Control" shall mean (i) any Person or group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement, has become the owner of, directly or indirectly, beneficially or of record, shares representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, or (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period, together with individuals elected or nominated as directors by not less than a majority of the individuals who were directors of the Borrower on the first (1st) day of such period, shall cease to consist of at least a majority of the total number of directors of the Borrower (it being understood that a "Change of Control" shall not occur as a result of the election, appointment or confirmation of any individual whose initial nomination for, or assumption of office as, a member of the board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group).
"EBIT" shall mean, for the period of determination and without duplication, (i) Net Income, plus (ii) Interest Expense, plus (iii) all income taxes included in Net Income plus, in each case to the extent deducted in determining Net Income, (iv) all other non-cash expenses or losses included in Net Income (excluding depreciation, depletion and amortization), (v) losses from asset dispositions (for all transactions greater than Three Million and 00/100 Dollars ($3,000,000.00)), (vi) other extraordinary charges, non-recurring losses and/or non-recurring expenses (including, without limitation, the costs incurred to achieve synergies), (vii) non-cash losses from discontinued operations, (viii) pro forma "run rate" cost savings, operating expense reductions and cost synergies related to any applicable Permitted Acquisition that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within eighteen (18) months after any applicable Permitted Acquisition, net of the amount of any actual cost savings, operating expense reductions and cost synergies realized prior to or during the period of determination ("Net Savings"); provided, however, the aggregate amount of such Net Savings shall not exceed fifteen percent (15%) of EBITDA for the applicable period of determination and (ix) transaction fees and costs incurred and paid in connection with any debt or equity issuance to the extent such fees and costs are not or will not be reflected in Interest Expense, minus, in each case to the extent added in determining Net Income, (x) non-cash gains or credits to income, (xi) gains from asset dispositions (for all transactions greater than Three Million and 00/100 Dollars ($3,000,000.00)), (xii) non-cash gains from discontinued operations, and (xiii) other extraordinary, non-recurring income, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP; provided, however, subject in all respects to the approval of the Agent, in its sole but reasonable discretion, in the event of an acquisition or disposition of a Subsidiary or material line of business or a material division during the period of determination and solely for the purposes of determining the Applicable Rate and/or the Leverage Ratio, as the case may be, such calculation shall (a) in the case of such a disposition, exclude for the period of determination, EBIT attributable to the disposed of Subsidiary, line of business, or division as if such disposition had occurred at the beginning of such period of determination and (b) in the case of such an acquisition, include for the period of determination the EBIT attributable to the acquired Subsidiary, line of business, or division as if such acquisition had occurred at the beginning of such period of determination.

"Excess Interest" shall mean that as set forth in Section 2.03(d) hereof.
"Interest Expense" shall mean, for the period of determination and without duplication, (a) all interest accruing during such period on Indebtedness (excluding, for purposes of the calculation of Interest Expense, Indebtedness with respect to all obligations under Treasury Management Agreements and non-cash Interest Expense, including without limitation, amortization of debt premiums, discounts and fees), including, without limitation, all interest and transaction fees and costs incurred and paid in connection with any debt or equity issuance required under GAAP to be capitalized during such period, minus (b) interest income, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.
"Maximum Rate" shall mean that as set forth in Section 2.03(d) hereof.
"Optional Currency" shall mean any of the following currencies:  (i) Australian Dollars, (ii) British Pounds Sterling, (iii) Canadian Dollars, (iv) Euros, and (v) any other currency approved by Agent and all of the Banks pursuant to Section 2.17(d).
"Permitted Additional Indebtedness" shall mean unsecured notes and/guarantees thereon contemplated to be and/or actually issued by the Borrower and its Affiliates (i) the covenants, events of default, subsidiary guarantees and other material terms of which, taken as a whole, are on customary market terms or terms more favorable to the Borrower at the time of incurrence thereof as reasonably determined in good faith by a responsible officer of the Borrower, (ii) the obligors with respect to which are either (A) the Borrower and/or one or more Domestic Subsidiaries of the Borrower that are Loan Parties or (B) the Borrower and/or one or more Foreign Subsidiaries, and (iii) so long as both before and after giving effect to the incurrence of which, and the application of the proceeds therefrom, no Potential Default or Event of Default has occurred and is continuing.
"Permitted Amount" shall mean Fifty Million and 00/100 Dollars ($50,000,000.00).
"Potential Default" shall mean any event or condition which with notice or passage of time would constitute an Event of Default.
"Receivables Financing" shall mean the sale and/or pledge, as the case may be, of accounts receivable of the Borrower or any Subsidiary of the Borrower for the benefit of (i) a Securitization Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by the applicable Securitization Entity), and any assets related thereto (whether now existing or arising or acquired in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and proceeds of such accounts receivable and other assets (including contract rights), in each case which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable in connection with a "receivables securitization," "receivables purchase" or similar transaction, whether now or hereafter existing; provided however, the aggregate outstanding principal amount of the Borrower's and/or its Subsidiaries' Indebtedness under such securitizations, purchases or transactions shall not exceed One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00) at any time.
"Release Trigger Condition" shall mean the condition that the Borrower has submitted compliance certificates for two (2) consecutive Fiscal Quarters each evidencing a Leverage Ratio of less than 3.00 to 1.00; provided, that the Leverage Ratio requirement set forth in Section 5.14(a) in effect on the last day of such period is less than or equal to 3.50 to 1.0.

"Subsidiary" or "Subsidiaries" of a Person shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, (iii) any limited liability company of which such Person is a manager or managing member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.
"Swing Line Rate" shall mean an interest rate per annum offered by the Swing Line Lender with respect to the Swing Line Loans, as determined in its sole discretion, but in any event not in excess of the rate applicable to Base Rate Loans at the time of determination.
3.            Section (i) of the definition of Interest Period in Section 1.01 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
the Interest Period for any Libor Rate Loan shall be two (2) weeks, or one (1), two (2), three (3), six (6) or twelve (12) Months or such other period as may be agreed upon by the Borrower and the Banks, and the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than six (6) different dates; provided, however, there shall be no more than one (1) Interest Period of two (2) weeks for any Libor Rate Loan;
4.            Section 1.01 of the Loan Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:
"Fifth Amendment Closing Date" shall mean July __, 2015.
"Joint Venture" shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest (other than, in the case of Foreign Subsidiaries, director's qualifying shares and/or other shares required to be held by Persons other than a Loan Party or a Subsidiary under applicable law).

"Net Savings" shall have the meaning given in the definition of EBIT.
"Qualified Bond Issuance" shall mean the consummation of the issuance of unsecured bonds by the Borrower in which the gross proceeds: (i) are not less than Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00); and (ii) such proceeds (net of ordinary costs and expenses) are used to repay outstanding Revolving Credit Loans on a dollar-for-dollar basis.

"Senior Indebtedness" shall mean Net Indebtedness less the sum of (i) any unsecured Indebtedness and (ii) any Indebtedness subordinated to the obligations under the Loan Documents pursuant to a subordination agreement or other similar agreement, in form and substance reasonably acceptable to the Agent.

"Senior Leverage Applicable Base Rate Margin" shall mean that as set forth in Section 2.03(b)(ii) hereof.

"Senior Leverage Applicable Libor Margin" shall mean that as set forth in Section 2.03(b)(ii) hereof.

"Senior Leverage Ratio" shall mean, as of the date of determination, the ratio of (i) Senior Indebtedness to (ii) EBITDA.

"Temporary Senior Leverage Increase Period" shall mean that as set forth in Section 5.14(a)(B)(ii).

5.            Section 2.01(a)(iii) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(iii) after giving effect to any Revolving Credit Loan the aggregate amount of Revolving Credit Loans and Letters of Credit Outstanding denominated in Optional Currencies shall not exceed the Dollar Equivalent amount of One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00).
6.            The heading of Section 2.03(a) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(a)            Interest on the Loans Prior to a Qualified Bond Issuance.
7.            Section 2.03(a)(iii) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(iii) Subject to the terms and conditions of this Agreement, in the event that the Borrower fails to timely deliver the compliance certificate required by Section 5.01(c) hereof, the Applicable Margin in effect at the time of such failure shall be increased to the next highest Tier, but shall not, in any event, be less than Tier III until the delivery of such compliance certificate.

8.            Section 2.03 of the Loan Agreement is hereby amended by renumbering Section 2.03(b) and Section 2.03(c) as Section 2.03(c) and Section 2.03(d), respectively, and inserting as a new Section 2.03(b) the following:
(b) Interest on the Loans After a Qualified Bond Issuance. Subject to the terms and conditions of this Agreement, notwithstanding anything to the contrary contained in Section 2.03(a), on and after a Qualified Bond Issuance, the aggregate outstanding principal balance of the Revolving Credit Loans shall be, at the option of the Borrower as selected pursuant to Section 2.01(c) hereof, (x) Base Rate Loans which shall bear interest for each day at the rates set forth below or (y) Libor Rate Loans which shall bear interest during each applicable Interest Period at the rates set forth below:
(i) Subject to the terms and conditions of this agreement, for the period commencing on the date of a Qualified Bond Issuance through and including the day immediately preceding the first (1st) Incentive Pricing Effective Date occurring after the end of the first Fiscal Quarter ending after the date of such Qualified Bond Issuance, (x) Revolving Credit Loans which are Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the applicable margin determined by reference to the Borrower's Senior Leverage Ratio (the "Senior Leverage Applicable Base Rate Margin") as set forth below based on the: (A) compliance certificate delivered with respect to the most recently ended Reporting Quarter prior to the occurrence of the Qualified Bond Issuance; and (B) pro forma Indebtedness of the Borrower, including, without limitation, the Qualified Bond Issuance, and (y) Revolving Credit Loans which are Libor Rate Loans shall bear interest during each applicable interest period at a rate per annum equal to the Libor Rate plus the applicable margin determined by reference to the Borrower's Senior Leverage Ratio (the "Senior Leverage Applicable Libor Margin") as set forth below based on the: (A) compliance certificate delivered with respect to the most recently ended Reporting Quarter prior to the occurrence of the Qualified Bond Issuance; and (B) pro forma Indebtedness of the Borrower, including, without limitation, the Qualified Bond Issuance.

(ii) Subject to the terms and conditions of this Agreement, during each Reporting Quarter thereafter, in accordance with Section 5.01(c) hereof, the Borrower shall submit to the Agent and the Banks a quarterly compliance certificate as of the last day of the applicable Measurement Quarter.  Upon receipt of such quarterly compliance certificate by the Agent and the Banks in accordance with Section 5.01(c), the calculation of the Borrower's Senior Leverage Ratio shall be set forth in such compliance certificate as of the last day of the applicable Measurement Quarter.  From the first (1st) day of the applicable Incentive Pricing Effective Date until the next Incentive Pricing Effective Date, (x) Revolving Credit Loans which are Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the Senior Leverage Applicable Base Rate Margin and (y) Revolving Credit Loans which are Libor Rate Loans shall bear interest during each applicable Interest Period at a rate per annum equal to the Libor Rate plus the Senior Leverage Applicable Libor Margin:

Tier	Senior Leverage Ratio	Senior Leverage Applicable Libor Margin	Senior Leverage Applicable Base Rate Margin	Applicable L/C Fee Percentage	Applicable Commitment Fee Percentage
I	< 1.00	.75%	0.00%	.75%	0.15%
II	≥1.00 < 2.00	1.00%	0.00%	1.00%	0.20%
III	≥ 2.00 < 2.50	1.25%	0.25%	1.25%	0.25%
IV	≥ 2.50 < 3.00	1.50%	0.50%	1.50%	0.25%
V	≥ 3.00 < 3.50	1.75%	0.75%	1.75%	0.25%
VI	≥ 3.50	2.00%	1.00%	2.00%	0.25%

(iii) Subject to the terms and conditions of this Agreement, in the event that the Borrower fails to timely deliver the compliance certificate required by Section 5.01(c) hereof, the Applicable Margin in effect at the time of such failure shall be increased to the next highest Tier, but shall not, in any event, be less than Tier III until the delivery of such compliance certificate.

Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Swing Line Loans shall bear interest for each day at the Swing Line Rate.

9.            Subpart (i) of Section 2.05 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(i) A commitment fee in Dollars on the unused portion of the amount of the Revolving Credit Facility Commitment during the period from the date of this Agreement to the Expiry Date, payable quarterly in arrears beginning on October 1, 2013 and continuing on the first (1st) day of each January, April, July and October thereafter and on the Expiry Date.  Such fee shall be calculated daily, and shall equal the amount by which the amount of the Revolving Credit Facility Commitment has exceeded the closing principal balance of the sum of the outstanding Dollar Equivalent principal balance of the Revolving Credit Loans (for purposes of this computation the Swing Line Lender's Swing Line Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the Dollar Equivalent amount of Letters of Credit Outstanding on each day, multiplied by the applicable percentage with respect to commitment fees for such day determined by reference to the Borrower's Leverage Ratio as set forth in set forth in Section 2.03(a)(ii) or the Borrower's Senior Leverage Ratio as set forth in Section 2.03(b)(ii) hereof, as applicable (the "Applicable Commitment Fee Percentage"); provided, however, that any commitment fee accrued with respect to the Revolving Credit Facility Commitment of an Impacted Bank during the period prior to the time such Bank became an Impacted Bank and unpaid at such time shall not be payable by the Borrower so long as such Bank shall be an Impacted Bank except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue with respect to the Revolving Credit Facility Commitment of an Impacted Bank so long as such Bank shall be an Impacted Bank; provided, further, that on the Second Amendment Closing Date and through the day immediately preceding the first (1st) Incentive Pricing Effective Date occurring after the end of the first full Fiscal Quarter ending after the Second Amendment Closing Date, the Applicable Commitment Fee Percentage shall be determined by reference to the applicable margin corresponding to Tier V;

10.            Section 2.07 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
The Borrower shall pay to the applicable Issuing Bank for its own account in Dollars (a) a fronting fee for each Letter of Credit issued hereunder, such fee shall be equal to one-eighth of one percent (0.125%) of the daily average Dollar Equivalent amount of Letters of Credit Outstanding during the preceding calendar quarter, payable quarterly in arrears beginning on October 1, 2013 and continuing on the first (1st) day of each January, April, July and October thereafter and on the Expiry Date, (b) such Issuing Bank's standard amendment fees for each applicable Letter of Credit issued hereunder by such Issuing Bank, such fees to be paid on the date of the amendment of such Letter of Credit and (c) any reasonable out-of-pocket expenses and costs incurred by such Issuing Bank for the issuance of any applicable Letter of Credit issued hereunder by such Issuing Bank, such fees to be paid on the day of issuance of such Letter of Credit.  The Borrower shall also pay to the Agent for the ratable account of the Banks a fee (the "Letter of Credit Commission"), calculated daily and equal to the Dollar Equivalent amount of the Letters of Credit Outstanding on each day multiplied by the applicable percentage for such day determined by reference to the Borrower's Leverage Ratio as set forth in Section 2.03(a)(ii) or the Borrower's Senior Leverage Ratio as set forth in Section 2.03(b)(ii) hereof, as applicable (the "Applicable L/C Fee Percentage"), such fee to be paid quarterly in arrears beginning on October 1, 2013 and continuing on the first (1st) day of each January, April, July and October thereafter and on the Expiry Date.  Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Letter of Credit Commission shall be increased by two percent (2.00%) per annum.

11.            Section 2.18 of the Loan Agreement is hereby amended by deleting reference to Section 2.03(c) therein and in its stead is inserted Section 2.03(d).
12.            Sections 3.12(e) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan, in each case, except to the extent such withdrawal would not have a Material Adverse Effect;
13.            Sections 3.12(f) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan, except to the extent such cessation would not result in a Material Adverse Effect.
14.            Section 3.14(d) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(d) To the knowledge of any Loan Party, no facility or site to which any Loan Party or Domestic Subsidiary of such Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body, in each case, except to the extent that such violations or conditions would not result in a Material Adverse Effect;
15.            Section 3.21 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
Section 3.21 Subsidiaries.
As of the Fifth Amendment Closing Date, Schedule 3.21 to this Agreement sets forth the name of each Subsidiary of each Loan Party and the percentage of outstanding capital stock (or other equity interest) of such Subsidiary which is owned by such Loan Party or Subsidiary of such Loan Party.

16.            Section 5.01(b) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(b) Quarterly Reports of the Borrower.  As soon as practicable, and in any event within forty-five (45) days after the close of each Fiscal Quarter of the Borrower, the Borrower shall furnish to the Agent and each Bank a Consolidated statement of income of the Borrower and its Subsidiaries for such Fiscal Quarter and for the portion of the fiscal year to the end of such Fiscal Quarter, a Consolidated statement of changes in cash flows for the portion of the fiscal year to the end of such Fiscal Quarter and a Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter, together with calculations and such other supporting evidence as reasonably necessary to determine the Net Savings included in the calculation of EBIT, in form and substance reasonably satisfactory to the Agent, all in reasonable detail.  All such financial statements shall be prepared by the Borrower and certified by the Chief Financial Officer of the Borrower as presenting fairly the Consolidated financial position of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the results of their operations for such periods, in conformity with GAAP (subject to normal and recurring year-end audit adjustments) applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agent and the Banks.

17.            Section 5.01(g) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(g)Visitation; Audits.  Each Loan Party shall permit such Persons as the Agent (either on its own initiative or at the direction of the Majority Banks) may designate (i) to visit and inspect any of the properties of any Loan Party, (ii) to examine, and to make copies and extracts from, the books and records of each Loan Party and (iii) to discuss their affairs with their officers during normal business hours; provided, however, that (A) if the Agent retains Persons not affiliated with the Agent or a Bank, as the case may be, to conduct any such audit, the Agent shall use its reasonable best efforts to ensure that such Persons are subject to appropriate non-disclosure and confidentiality requirements for the benefit of such Loan Party; (B) so long as no Event of Default has occurred and is continuing, the Agent shall provide each such Loan Party with reasonable prior notice of any such visitation or inspection and shall use commercially reasonable efforts to conduct such visits and inspections so as to minimize costs and disruptions to the Loan Parties, and the Loan Parties shall not be obligated to permit more than one visit and inspection in any calendar year; and (C) upon the occurrence and during the continuation of an Event of Default, each Loan Party shall permit such Persons as the Agent or any of the Banks may designate (i) to visit and inspect any of the properties of such Loan Party, (ii) to examine, and to make copies and extracts from, the books and records of such Loan Party and (iii) to discuss their affairs with their officers and independent accountants at any time and without notice; provided, however, if the Agent or such Bank retains Persons not affiliated with the Agent or such Bank to conduct any such audit, the Bank or the Agent shall use its reasonable best efforts to ensure that such Persons are subject to appropriate non-disclosure and confidentiality requirements for the benefit of such Loan Party.

18.            Section 5.02 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
5.02  Preservation of Existence and Franchises.
Except as otherwise permitted hereunder, each Loan Party and each of its Domestic Subsidiaries shall maintain its organizational existence and its rights and franchises in full force and effect in its jurisdiction of incorporation or organization, as the case may be.  No Loan Party nor any Domestic Subsidiary of a Loan Party shall change its jurisdiction of incorporation or organization, as the case may be, without the prior written consent of the Banks and each will qualify and remain licensed or qualified as a foreign corporation, partnership or limited liability company, as the case may be, in each jurisdiction in which the failure to receive or retain such licensing or qualification would have a Material Adverse Effect.
19.            Section 5.09 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
5.09  Continuation of and Change in Business.

The Borrower and its Subsidiaries will continue to engage generally in business and activities substantially similar to those described in the Borrower's most recently filed Annual Report on Form 10-K (collectively, the "Form 10-K") and the Borrower and its Subsidiaries will not engage in any other business or activity without the prior written consent of the Majority Banks, which consent shall not be unreasonably withheld, conditioned or delayed.
20.            Section 5.14(a) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(a) Leverage Ratio and Senior Leverage Ratio.  (A) At any time prior to a Qualified Bond Issuance, the Borrower and its Subsidiaries shall maintain a Leverage Ratio, (i) as of June 30, 2014, and as of the last day of each Fiscal Quarter thereafter through and including September 30, 2016, for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 4.00 to 1.0, (ii) as of  December 31, 2016, and as of the last day of each Fiscal Quarter thereafter through and including September 30, 2017, for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 3.75 to 1.0, and (iii) as of December  31, 2017, and as of the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 3.50 to 1.0, and (B) At any time after the occurrence of a Qualified Bond Issuance, the Borrower and its Subsidiaries shall maintain (i) a Leverage Ratio, as of the end of the Fiscal Quarter in which the Qualified Bond Issuance occurs and as of the end of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 4.50 to 1.00 and (ii) a Senior Leverage Ratio, as of the end of the Fiscal Quarter in which such Qualified Bond Issuance occurs and as of the end of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 3.00 to 1.00; provided, however, on a one-time only basis, at the option of the Borrower, upon the consummation of a Permitted Acquisition, the required Senior Leverage Ratio, shall be as of the end of the Fiscal Quarter in which such Permitted Acquisition occurs and as of the end of each of the next three (3) Fiscal Quarters thereafter (a "Temporary Senior Leverage Increase Period"), for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 3.50 to 1.00.
21.            Section 5.15(a)(ii) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(ii) the aggregate of the total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of all such Domestic Subsidiaries with total asset values (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of less than Fifty Million and 00/100 Dollars ($50,000,000.00) does not exceed the aggregate amount of Two Hundred Million and 00/100 Dollars ($200,000,000.00).
22.            Section 5.15(b) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(b) Pledge Agreements.  As of the Fifth Amendment Closing Date and at all times (i) prior to the satisfaction of the Release Trigger Condition or (ii) after a Qualified Bond Issuance, the Borrower and/or such other applicable Loan Party shall pledge its equity interests in its Domestic Subsidiaries and its first-tier Foreign Subsidiaries and Foreign Subsidiary Holding Companies owned as of the Fifth Amendment Closing Date (including Schawk) and/or created or acquired subsequent to the Fifth Amendment Closing Date, in each case, to the extent (y) the total assets of such Subsidiary (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) are Fifty Million and 00/100 Dollars ($50,000,000.00) or greater and/or (z) the aggregate of the total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of such Subsidiaries with total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of less than Fifty Million and 00/100 Dollars ($50,000,000.00) exceeds the aggregate amount of Two Hundred Million and 00/100 Dollars ($200,000,000.00) (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party); provided, however, that with respect to such pledge of such applicable first-tier Foreign Subsidiaries and Foreign Subsidiary Holding Companies, the Borrower and/or the applicable Loan Party shall only be required to effectuate such pledge if such pledge would not be unlawful and would not cause any adverse tax consequences to the Borrower; provided, further, that with respect to such pledge of such applicable first-tier Foreign Subsidiaries and Foreign Subsidiary Holding Companies, such pledge shall be limited to a pledge of sixty-six percent (66%) of the equity interests of such Foreign Subsidiary and/or Foreign Subsidiary Holding Company owned by the Borrower or such applicable Loan Party.

23.            The introductory paragraph of Section 6.06 is hereby deleted in its entirety and in its stead is inserted the following:
No Loan Party nor any Subsidiary of a Loan Party shall form a Joint Venture, merge or consolidate with or into any other Person, consummate any Acquisitions, or agree to do any of the foregoing, except as follows:

24.            The following is hereby added as new clause (iv) to Section 6.06 of the Loan Agreement:
(iv) any Loan Party and any Subsidiary of a Loan Party may form Joint Ventures, provided that no (a) Event of Default shall exist immediately prior to and after giving effect to such formation and (b) the aggregate amount of investments made by the Borrower and its Subsidiaries in such Joint Ventures does not exceed (i) Fifty Million and 00/100 Dollars ($50,000,000.00) for any one Joint Venture and (ii) Two Hundred Million and 00/100 Dollars ($200,000,000.00) for all existing Joint Ventures.

25.            Section 6.08 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
6.08 [RESERVED.]
26.            Section 7.01(h)(ii) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which such an obligation (or set of related obligations) is or are created, secured or evidenced, if as a result of such default the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) cause all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or
27.            Section 7.01(i) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(i) One or more final judgments for the payment of money in excess of Thirty Million and 00/100 Dollars ($30,000,000.00) (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof shall have been entered against any Loan Party or any Subsidiary of a Loan Party and shall remain undischarged or unstayed for a period of thirty (30) consecutive days; or
28.            Section 7.01(j) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(j) A writ or warrant of attachment, garnishment, execution, distraint or similar process involving an aggregate amount of money in excess of an unbonded amount of Five Million and 00/100 Dollars ($5,000,000.00) shall have been issued against any Loan Party or Subsidiary of a Loan Party or any of its properties and shall remain undischarged or unstayed for a period of thirty (30) consecutive days; or
29.                        Section 7.01(o) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(o) A Loan Party or any Subsidiary of a Loan Party shall become insolvent; shall become generally unable to pay its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute a proceeding described in Section 7.01(n)(i) of this Agreement or shall consent to any order for relief, declaration or finding described in Section 7.01(n)(i) of this Agreement; shall institute a proceeding described in Section 7.01(n)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted; shall dissolve, wind-up or liquidate itself or any substantial part of its property, other than pursuant to a transaction otherwise permitted hereunder; or shall take any action in furtherance of any of the foregoing.

30.            Schedule 3.21 to the Loan Agreement is hereby deleted in its entirety and replaced by Schedule 3.21 attached hereto and made a part hereof.
31.            The provisions of Sections 2 through 30 of this Fifth Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:
(a)	this Fifth Amendment, duly executed by the Borrower and the Banks;
(b)	payment of all fees and expenses owed to the Agent, the Agent's counsel and the Banks in connection with this Fifth Amendment (including, without limitation, fees payable pursuant to the Agent's Engagement and Fee Letter, dated of even date herewith); and
(c)	such other documents as may be reasonably requested by the Agent.
32.            The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Loan Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.
33.            The Borrower acknowledges and agrees that each and every document, instrument or agreement which at any time has secured payment of the Borrower's Indebtedness under the Loan Agreement including, but not limited to, (i) the Loan Agreement and (ii) the Guaranty Agreements continue to secure prompt payment when due of the Borrower's Indebtedness under the Loan Agreement.
34.            The Borrower hereby represents and warrants to the Banks and the Agent that (i) the Borrower has the legal power and authority to execute and deliver this Fifth Amendment; (ii) the officers of the Borrower executing this Fifth Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Borrower or any Law applicable to the Borrower or result in a breach of any provision of or constitute a default which would have a Material Adverse Effect under any other agreement, instrument or document binding upon or enforceable against the Borrower and (iv) this Fifth Amendment, the Loan Agreement and the documents executed or to be executed by the Borrower in connection herewith or therewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.
35.            The Borrower represents and warrants that (i) no Event of Default exists under the Loan Agreement, nor will any occur as a result of the execution and delivery of this Fifth Amendment or the performance or observance of any provision hereof; (ii) except as amended pursuant to this Fifth Amendment, the Schedules attached to and made part of the Loan Agreement are true and correct as of the date hereof in all material respects and there are no material modifications or supplements thereto; and (iii) it presently has no claims or actions of any kind at law or in equity against the Banks or the Agent arising out of or in any way relating to the Loan Agreement or the other Loan Documents.
36.            Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby.
37.            The agreements contained in this Fifth Amendment are limited to the specific agreements made herein.  Except as amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.  This Fifth Amendment amends the Loan Agreement and is not a novation thereof.
38.            This Fifth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.
39.            This Fifth Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles or the conflicts thereof.  The Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Fifth Amendment.
[INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Fifth Amendment to be duly executed, as a document under seal, by their duly authorized officers on the day and year first above written.
ATTEST By: Name: Title:	Matthews International Corporation By:___________________________________ Name: ________________________________ Title: ________________________________
Citizens Bank of Pennsylvania, as Agent and for itself as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________
PNC Bank, National Association, as Syndication Agent and for itself as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

Wells Fargo Bank, National Association., as Co-Documentation Agent and for itself as a Bank

By:___________________________________
Name:  _______________________________
Title:  ________________________________

HSBC Bank USA, National Association, as Co-Documentation Agent and for itself as a Bank

By:___________________________________
Name:  _______________________________
Title:  ________________________________

JPMorgan Chase Bank, N.A., as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________
Bank of America, N.A., as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________
Fifth Third Bank, an Ohio banking corporation, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________
SunTrust Bank, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________
The Huntington National Bank, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________
TD Bank, N.A., as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________
MUFG Union Bank, N.A. f/k/a Union Bank, N.A., as a Bank By:___________________________________ Name: Carlos Cruz Title: Vice President
First National Bank of Pennsylvania, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________
The Northern Trust Company, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________
First Commonwealth Bank, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

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Schedule 3.21
Subsidiaries

[TO BE UPDATED]
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